UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934.

Commission File Number 333-184656

CHC HELICOPTER S.A.

(Exact name of registrant as specified in its charter)*

190 Elgin Avenue George Town, KY1-9005 Cayman Islands
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

9.250% Senior Secured Notes due 2020
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:	59

*	The Co-Registrants listed on the following page are also included in this certification and notice as Registrants.

Table of Co-Registrants

6922767 Holding S.à r.l.

Capital Aviation Services B.V.

CHC Den Helder B.V.

CHC Global Operations (2008) ULC

CHC Global Operations Canada (2008) ULC

CHC Global Operations International ULC

CHC Group Ltd.

CHC Helicopter Australia Pty Ltd

CHC Helicopter Holding S.à r.l.

CHC Helicopters (Barbados) Limited

CHC Holding (UK) Limited

CHC Holding NL B.V.

CHC Hoofddorp B.V.

CHC Leasing (Ireland) Designated Activity Company

CHC Netherlands B.V.

CHC Norway Acquisition Co AS

Heli-One (Netherlands) B.V.

Heli-One (Norway) AS

Heli-One (U.S.) Inc.

Heli-One (UK) Limited

Heli-One Canada ULC

Heli-One Holdings (UK) Limited

Heli-One Leasing (Norway) AS

Heli-One Leasing ULC

Heli-One USA Inc.

Heliworld Leasing Limited

Integra Leasing AS

Lloyd Bass Strait Helicopters Pty Ltd

Lloyd Helicopter Services Limited

Lloyd Helicopter Services Pty Ltd

Lloyd Helicopters International Pty Ltd

Lloyd Helicopters Pty Ltd

Management Aviation Limited

Explanatory Note: CHC Group Ltd. became a guarantor of CHC Helicopter S.A.'s 9.250% Senior Secured Notes due 2020 (the "Notes") pursuant to a supplemental indenture. See the "Table of Co-Registrants" above for additional registrant guarantors, all of which are guarantors ("Guarantors") of the Notes. North Denes Aerodrome Limited, CHC Sweden AB, Heli-One Defence B.V., CHC Capital (Barbados) Limited, Helicopter Services Group AS, Heli-One (Europe) AS and Helikopter Service AS, each an entity previously identified as a Guarantor on the Form S-4 registering the Note (SEC File No. 333-184656), have been dissolved or liquidated. Additionally, CHC Leasing (Ireland) Ltd. was originally listed on the Form S-4 and has since changed its name to CHC Leasing (Ireland) Designated Activity Company.

Pursuant to the requirements of the Securities Exchange Act of 1934 CHC Helicopter S.A. has caused this certification/notice to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Irving, Dallas County, in the state of Texas, on March 16, 2017.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Pursuant to the requirements of the Securities Exchange Act of 1934, the Co-Registrants have caused this certification/notice to be signed on their behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Irving, Dallas County, in the state of Texas, on March 16, 2017.

6922767 Holding S.à r.l.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Capital Aviation Services B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Den Helder B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Global Operations (2008) ULC

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Global Operations Canada (2008) ULC

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Global Operations International ULC

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Helicopter Australia Pty Ltd

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Helicopter Holding S.à r.l.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Helicopters (Barbados) Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Holding (UK) Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Holding NL B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Hoofddorp B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Leasing (Ireland) Designated Activity Company

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Netherlands B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Norway Acquisition Co AS

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One (Netherlands) B.V.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One (Norway) AS

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One (U.S.) Inc.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One (UK) Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One Canada ULC

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One Holdings (UK) Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One Leasing (Norway) AS

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One Leasing ULC

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heli-One USA Inc.

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Heliworld Leasing Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Integra Leasing AS

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Lloyd Bass Strait Helicopters Pty Ltd

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Lloyd Helicopter Services Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Lloyd Helicopter Services Pty Ltd

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Lloyd Helicopters International Pty Ltd

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Lloyd Helicopters Pty Ltd

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

Management Aviation Limited

By:	/s/ Nicolas P. Stable
	Name:	Nicolas P. Stable
	Title:	Authorized Signatory

CHC Group Ltd.

By:	/s/ Lee Eckert
Name: Lee Eckert
Title: Senior Vice President, Chief Financial Officer